Exhibit 10.5

**Lease Agreement

Both parties agree to comply with and fulfill the following terms

1. The landlord and tenant agree to lease and rent the property located at 1-33 Tsing Yi Cheung Tat Road, Tsing Yi Industrial Centre, Phase 2, Block E, 2/F, E7. (hereinafter referred to as “the Property”) according to the terms of this agreement

2. The lease term is for one year, commencing on May 11, 2023 (the effective date) and ending on May 10, 2025. The tenant may not terminate the lease during the rental period; otherwise, they must compensate for the remaining rent. In the event of a third party acquiring the entire property, the landlord must notify the tenant two months in advance, and neither party will be liable for compensation

3. The Property shall be used for warehouse purposes

4. The rent for the Property is HK$20,385.00 per month, which includes land rent and rates, and a management fee of HK$2,815.00 per month, totaling HK$23,200.00 per month. The tenant shall pay for utilities and other expenses. All rent and management fees are due in advance for the upcoming period. The landlord is responsible for paying property taxes related to the Property

5. The tenant must pay a deposit equivalent to two months’ rent, which is HK$46,400.00, as a guarantee for compliance with the terms of this lease. If the tenant has not violated any terms of this agreement during the lease term, the landlord will return the deposit without interest after deducting any outstanding amounts owed by the tenant upon the expiration of the lease. However, if the tenant violates any terms of this agreement, the lease will be terminated, and the landlord may forfeit the entire deposit. The landlord’s right to forfeit the deposit does not affect their right to take any other legal action to recover any losses caused by the tenant’s default

6. The tenant must pay the specified rent on the 1st day of each month during the lease term and provide the landlord with 12 months’ worth of post-dated checks. Before the start of each new lease year, the tenant must provide another set of 12 post-dated checks to the landlord. If the tenant fails to pay rent within seven days after it is due, the landlord has the right to take appropriate action to recover the overdue rent, and any costs and expenses incurred in doing so will constitute a debt owed by the tenant to the landlord, which the landlord may pursue in full

7. The tenant may not assign, sublet, or share the Property or any part thereof, nor grant occupancy rights to any other person. The rights under this lease will belong solely to the tenant

8. The tenant must comply with all laws, regulations, and rules of Hong Kong, as well as the terms of the deed of mutual covenant applicable to the building to which the Property belongs. The tenant may not violate any restrictive covenants in the land grant of the Property

9. The tenant shall pay all water, electricity, gas, telephone, and other similar utility charges related to the Property during the lease term

10. The tenant must maintain the interior of the Property in good condition (excluding normal wear and tear and damages due to existing defects). If the tenant has made any renovations to the unit, they must restore the Property to its original condition upon expiration or termination of the lease before returning it to the landlord

11. If the tenant constructs facilities or alters the property structure internally or on the platform, leading to prosecution by the Buildings Department or other government agencies for violating the law, the tenant must actively rectify the situation as required by law, with costs borne by the tenant. Otherwise, the landlord has the right to reclaim the Property early (without any compensation) to carry out repairs, and the costs will be deducted from the deposit. If the deposit is insufficient, the tenant must make up the difference to the landlord. The tenant shall bear any fines incurred from failing to complete repairs on time

12. If the tenant pays the rent and miscellaneous expenses on time and does not violate any terms of this agreement, the landlord shall not disturb the tenant’s enjoyment of the Property during the lease term

13. The tenant receives a total of three keys for the main entrance and mailbox from the landlord. Upon moving out, all keys must be returned to the landlord. If any keys are lost, the tenant must replace them without dispute

14. This lease agreement is made in duplicate, with the landlord and tenant each holding one copy for record. Both parties are responsible for the stamp duty related to this agreement, sharing the cost equally. If there are any deficiencies in this lease agreement, everything shall be handled in accordance with the current rental laws of Hong Kong

Here’s the translation for the confirmation section

The landlord confirms and accepts the binding nature of all terms in this agreement:

HK ID no:

1. D627680(7)

2. K289225(1)

3. K193417(1)

4. D627680(7)

The tenant confirms and accepts the binding nature of all terms in this agreement:

Here We Seoul Limited

HKID # Y040367(7)

Business Registration No : 62462977-000-12-19-8